Exhibit 99.9

First Responder Products Inc. Announces Recent Competitive Bid Awards

SCOTTSDALE, AZ--(Marketwire – October 11, 2007) - First Responder Products Inc. (OTCBB: FRPD), a premier distributor of specialized products for public safety, homeland security, and military applications, announced today that it has been awarded several more contracts as a result of its increased competitive bidding activities.

Recent awards include a contract to provide night vision equipment to Pierce County, Washington, the result of a successful competitive sealed solicitation conducted by the Pierce County Purchasing division; a contract to provide police gear to the State of North Carolina Department of Corrections; a contract to provide tactical equipment  to the U.S. State Department; a contract to provide police gear to the Office of the Anti-Terrorism Assistance Program; a contract to provide equipment to the U.S. Embassy in Bogota, Columbia; an award to provide weapon scopes to the New York City Police Department; a contract to provide riot response gear to the Louisiana Department of Corrections; and a contract to provide self contained breathing apparatuses to the Los Angeles County Fire Department.

The company previously announced awards including a contract to provide fire fighting gloves to the City of Scottsdale, the result of a successful competitive sealed solicitation conducted by the City of Scottsdale's Purchasing Division; a contract to provide binoculars to the City of Columbus, Ohio; a contract to provide surveillance equipment to Luke Air Force Base in Arizona; two separate awards to provide Field Operating Guides to the City of Parma Fire Department and City of Parma Community Emergency Response Team; an award to provide Field Operating Guides to a Missouri CERT; a contract to provide first aid kits to the Modesto Fire Department; and a contract to provide safety gloves and goggles to the National Institute of Standards and Technology.

Because of these bid awards, and increases in the company’s internet and outside sales activities during this fiscal quarter, the company’s revenues for this quarter are expected to grow significantly over last quarter. The company relocated to larger facilities in July 2007; due to continued growth, which required an increase in sales personnel and fulfillment facilities, the company leased additional warehouse and sales offices in September, 2007, with a projected occupancy date later this month.

Preparing for recurring disasters like hurricanes, floods and earthquakes is a high priority for emergency response agencies, and local communities, nationwide. The Homeland Security and homeland defense market is estimated to total more than $400 billion from 2006 to 2010. Recent research from the Homeland Security Research Corporation predicts that the cumulative homeland security and homeland defense market will total more than $400 billion from 2006 to 2010.

About the Company: First Responder Products, Inc. is a premier distributor of specialized products for public safety, homeland security, and military applications. The company distributes products from a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community. The Company's website is www.firstresponderproducts.com.

Contact Information:

     Richard Reincke
    480-619-4747

     Andrew Barwicki
    Investor Relations
    516-662-9461

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.